Exhibit 99.1

Antigenics Reports First Quarter 2009 Financial Results

Conference Call to Follow

LEXINGTON, Mass.--(BUSINESS WIRE)--May 7, 2009--Antigenics Inc. (NASDAQ: AGEN) reported results today for the quarter ended March 31, 2009. The company incurred a net loss attributable to common stockholders of $9.7 million, or $0.14 per share, basic and diluted, for the first quarter of 2009, compared with a net loss attributable to common stockholders in the first quarter of 2008 of $11.6 million, or $0.21 per share, basic and diluted. The company’s net cash burn (cash used in operating activities plus capital expenditures and dividend payments) for the three months ended March 31, 2009 and 2008 was $9.8 million and $9.4 million, respectively. The 2009 results reflect, among other things, the company’s continued focus on supporting Oncophage in Europe and Russia. Cash, cash equivalents and short-term investments amounted to $24.6 million as of March 31, 2009.

Company Update

QS-21 Stimulon® adjuvant

  GlaxoSmithKline (GSK) recently initiated the Phase 3 study ‘DERMA’ with its MAGE-A3 Antigen-Specific Cancer Immunotherapeutic (ASCI), which contains Antigenics’ QS-21 immunostimulant, for the treatment of stage III melanoma patients after surgical removal of their tumor. MAGE-A3 ASCI is also currently being investigated for non-small cell lung cancer in the Phase 3 study ‘MAGRIT.’
  Clinical development is ongoing for an additional 14 QS-21-containing vaccines by Antigenics’ collaborative partners, including two more in Phase 3 clinical studies.

Oncophage® (vitespen)

  Updated overall survival results from Antigenics’ Phase 3 study of Oncophage cancer vaccine in nonmetastatic renal cell carcinoma (RCC, the most common type of kidney cancer) will be presented at the American Society of Clinical Oncology (ASCO) Annual Meeting in May/June 2009. The results will be the first set of follow-up survival data from the patient registry that was initiated after the close of the Phase 3 study to assess patient outcomes over the long-term.
  The updated survival data are expected to support the company’s Oncophage priorities, namely the ongoing regulatory review of its marketing application by the European Medicines Agency (EMEA) and preparation for commercial launch in Russia.
  Oncophage was granted orphan drug status for the treatment of glioma (brain cancer) by the U.S. Food and Drug Administration and EMEA in April and March, respectively.
  In April, a panel of 11 judges assembled at the World Vaccine Congress recognized Oncophage as the best therapeutic vaccine in the period of April 2008 through April 2009.

Corporate

  On April 28, Antigenics received notice from The NASDAQ Stock Market that the company is now in compliance with all continued listing standards for the NASDAQ Capital Market where it will continue to trade under the ticker “AGEN.”

Conference Call Information

Antigenics executives will host a conference call at 11:00 a.m. ET today. To access the live call, dial 877.762.5772 (domestic) or 706.643.6986 (international); the access code is 96604786. The call will also be webcast and will be accessible from the company’s website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on May 21, 2009. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 96604786. The replay will also be available on the company’s website approximately two hours after the live call.

About Antigenics

Antigenics is a biotechnology company working to develop treatments for cancers and infectious diseases. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; and QS-21 Stimulon®, an adjuvant being evaluated by Antigenics’ collaborative partners in approximately 15 clinical stage vaccines. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements, including statements regarding development programs and clinical trial activities of Antigenics and its licensees and partners and the availability, presentation and potential strength of clinical data. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by our licensees and partners, regulatory authorities, physicians and patients; the possibility that results from future clinical trials will not be as favorable as past trials by Antigenics or its licensees and partners; the ability to raise capital and finance future activities; the potential that we may not be able to maintain the requirements of the NASDAQ Capital Market; and the factors described under the Risk Factors section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2008. Antigenics cautions investors that we do not expect to generate significant revenue from sales of Oncophage in Russia for several months, if ever. Antigenics also cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2009	2008

Revenue	$621	$850

Operating expenses:
Research and development	4,905	5,731
General and administrative	3,904	5,273

Operating loss	(8,188)	(10,154)

Other expense, net	(1,288)	(1,217)

Net loss	(9,476)	(11,371)

Dividends on Series A convertible preferred stock	(198)	(198)

Net loss attributable to common stockholders	$(9,674)	$(11,569)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$(0.14)	$(0.21)
Weighted average number of common shares outstanding, basic and diluted	66,871	55,746

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2009	December 31, 2008

Cash, cash equivalents and short-term investments	$24,585	$34,463
Total assets	46,711	56,822
Total stockholders' deficit	(30,698)	(20,330)

Note - The results for the first quarter of 2008 have been retrospectively adjusted to reflect the company’s adoption of FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”) on January 1, 2009 resulting in additional non-cash interest expense of $300,000. During the first quarter of 2009 the company recognized $199,000 related to FSP APB 14-1. On January 1, 2009 the company also adopted the provisions of EITF 07-5 “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). Accordingly, the company reclassified $2,713,000 from long-term debt to derivative liabilities and the cumulative effect of the change in accounting principle in the amount of $716,000 was recognized as an adjustment to the opening balance of stockholders’ deficit.

CONTACT:
Antigenics Inc.
Investor Relations
Robert Anstey, 800-962-2436
ir@antigenics.com
or
Corporate Communications
Sunny Uberoi, 212-994-8206
suberoi@antigenics.com